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                                                                Exhibit 99(a)(1)

                         [LETTERHEAD OF ALLEN & COMPANY]

                                                                January 14, 1999

The Board of Directors
Audits & Surveys Worldwide, Inc.
The Audits & Surveys Building
650 Avenue of the Americas
New York, NY 10011

Members of the Board of Directors:

      You have requested our opinion, as of this date, as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), of Audits & Surveys Worldwide, Inc., a Delaware corporation ("Analyze"), of the terms of the Merger Transaction referred to hereinafter.

      Pursuant to the proposed Agreement and Plan of Merger (the "Merger Agreement"), to be entered into by and among Analyze, Unifier Investments Limited, an English limited company ("Unifier"), and Unifier Acquisition Corp., a Delaware corporation ("Acquisition"), Analyze will enter into a business combination transaction pursuant to which Acquisition will be merged with and into Analyze, with Analyze surviving the merger (the "Merger Transaction"). Pursuant to the Merger Transaction, Unifier or Acquisition (which is an indirect wholly-owned subsidiary of Unifier) will make a cash tender offer to acquire all outstanding shares of Common Stock of Analyze for $3.24 per share, or such higher price as more fully set forth in the Merger Agreement. Unless otherwise specifically defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Merger Agreement.

      We understand that all approvals required for the consummation of the Merger Transaction have been or, prior to consummation of the Merger Transaction, will be obtained. As you know, Allen & Company Incorporated ("Allen") has from time to time provided various investment banking and financial advisory services to Analyze and has acted as its financial advisor in connection with the Merger Transaction and will receive a fee for its services to Analyze pursuant to the letter agreement dated April 23, 1997. In addition, as you know, Mr. Robert C. Miller, a Vice President and Director of Allen, is also a director and stockholder of Analyze. From time to time in the ordinary course of its business as a broker-dealer, Allen may hold positions and trade in securities of Analyze.
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The Board of Directors
Audits & Surveys Worldwide, Inc.
January 14, 1999
Page 2

      In arriving at our opinion, we have among other things:

      (i) reviewed the terms and conditions of the Merger Transaction, including the draft Merger Agreement and the draft agreements ancillary thereto (none of which prior to the delivery of this opinion has been executed by the parties);

      (ii) analyzed publicly available historical business and financial information relating to Analyze, as presented in documents filed with the Securities and Exchange Commission;

      (iii)  reviewed a draft of the preliminary tender offer statement on
             Schedule 14D-1 to be filed with the Securities and Exchange Commission;

      (iv) reviewed certain financial forecasts and other data provided to us by Analyze relating to its business;

      (v) conducted discussions with certain members of the senior management of Analyze with respect to the financial condition, business operations, strategic objectives and prospects of Analyze, as well as trends prevailing in Analyze's business;

      (vi) reviewed and analyzed public information, including certain stock market data and financial information relating to selected public companies in lines of business which we believe to be comparable to Analyze's;

      (vii)  reviewed trends in the marketing research industry;

      (viii) reviewed the trading history of Analyze's Common Stock, including its performance in comparison to market indices and to selected companies in comparable businesses, and the market reaction to selected public announcements regarding Analyze;

      (ix) reviewed public financial and transaction information relating to merger and acquisition transactions we deemed to be comparable to the Merger Transaction; and

      (x) conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein.
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The Board of Directors
Audits & Surveys Worldwide, Inc.
January 14, 1999
Page 3

      In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information respecting Analyze and any other information provided to us, and we have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets of Analyze. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available information and the good faith estimates and judgments of the management of Analyze as to the future financial performance of Analyze.

      In addition to our review and analysis of the specific information set forth above, our opinion herein reflects and gives effect to our assessment of general economic, monetary and market conditions existing as of the date hereof as they may affect the business and prospects of Analyze.

      Our engagement and the opinion expressed herein are solely for the benefit of the Board of Directors of Analyze in its evaluation of the Merger Transaction and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety and referred to in any filing made by Analyze with the Securities and Exchange Commission with respect to the Merger Transaction. Furthermore, the opinion rendered herein does not constitute a recommendation that Analyze pursue the Merger Transaction over any other alternative transactions which may be available to Analyze or that any stockholder of Analyze vote to approve the Merger Transaction.

      Based on and subject to the foregoing, we are of the opinion that, as of this date, the terms of the Merger Transaction are fair, from a financial point of view, to the holders of Analyze's Common Stock.


                                       Very truly yours,

                                       ALLEN & COMPANY INCORPORATED


                                       By: /s/ Robert C. Miller
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